Exhibit 99.1

Annual Shareholder Meeting April 30, 2012 C A P E B A N C O R P
C A P E B A N C O R P This presentation may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, attendees should not place undue reliance on any forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; and other competitive, governmental, regulatory, and technological factors affecting the Bank and its operations, pricing, products, and services. Other factors that may cause actual results to differ from results expressed or implied by forward looking statements are described in Cape Bancorp's Form 10-K and other periodic filings by Cape Bancorp with the Securities and Exchange Commission. Cape Bancorp does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required under applicable law. Forward - Looking Statement Disclaimer
3 Financial Highlights C A P E B A N C O R P
Total Assets (dollars in millions) Total Assets 4 C A P E B A N C O R P
Total Assets 5 C A P E B A N C O R P 3/31/12 12/31/11
Investment Portfolio Composition 12/31/11 6 C A P E B A N C O R P Fair Value 3/31/12
Net Loans (dollars in millions) Net Loans 7 C A P E B A N C O R P
12/31/11 Loan Composition 8 C A P E B A N C O R P 3/31/12 Millions Millions
Loan Loss Allowance/Loans (dollars in thousands) 9 C A P E B A N C O R P
10 Credit Performance C A P E B A N C O R P
11 Credit Performance C A P E B A N C O R P
12 Credit Performance C A P E B A N C O R P
13 C A P E B A N C O R P (dollars in thousands) Other Real Estate Owned 2010 2011 1Q2012 Gain (Loss) $ 271 $ (218) $ 37 Additions $ 3,750 $ 10,480 $ 1,126 Sales $ 5,312 $ 3,651 $ 1,468
Total Deposits (dollars in millions) Total Deposits 14 C A P E B A N C O R P
Deposit Composition 15 12/31/10 C A P E B A N C O R P 12/31/11
Capital Trends Tangible Equity/Tangible Assets (%) 16 C A P E B A N C O R P
17 C A P E B A N C O R P Net Income Net Income (Loss) (dollars in thousands)
2011 Key Points 18 C A P E B A N C O R P Opened Loan Production Office, Burlington County, NJ February 2011 Closed Stone Harbor Branch February 2011 Reversed $7.7 million of Deferred Tax Asset Valuation Allowance March 2011
2011 Key Points 19 C A P E B A N C O R P Hired Larry Morier as SVP Commercial Loan Regional Manager, Atlantic County April 2011 Sale/Lease Back Agreement for CMCH Complex May 2011 Hired Chick Pinto as Chief Marketing Officer July 2011 Reversed $4.5 million of Deferred Tax Asset Valuation Allowance September 2011
2012 Key Points 20 C A P E B A N C O R P Re-positioned deposit product line and fee structure March 2012 Closed Margate City - South Branch March 2012 Hired Theresa Trainum, SVP, Residential Loans Restructured Residential Lending Operations to better position for growth March 2012
2012 Key Points 21 C A P E B A N C O R P Administrative Departments relocating to take advantage of bank-owned space Throughout Spring 2012 Decrease in nonperforming assets reflects continued focus on workout Good growth in core deposits supports net interest margin, strengthens customer relationships
22 C A P E B A N C O R P Questions? C A P E B A N C O R P